EXHIBIT 99.2

HICKS ACQUISITION COMPANY I, INC. COMPLETES INITIAL PUBLIC OFFERING

DALLAS, Tex., Oct. 3, 2007—In the largest IPO of a special purpose acquisition company to date, Hicks Acquisition Company I, Inc. (AMEX: TOH.U) (the “Company”), today announced that it has completed the initial public offering of 55,200,000 units, including 7,200,000 units pursuant to the underwriters’ over-allotment option.  Each unit consists of one share of common stock and one warrant.  Initially, the units will be the only security trading.  The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $552,000,000 to the Company.

The offering is being made only by means of a prospectus, copies of which may be obtained from Citi (Citigroup Global Markets Inc.), Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734).  Citi acted as the sole bookrunning manager of the IPO and Lazard Capital Markets and Ladenburg Thalmann & Co. Inc. acted as co-managers.

The Company also announced the simultaneous consummation of the private sale, to HH-HACI, L.P. (the “Sponsor”), an affiliate of Hicks Holdings LLC, of an aggregate of 7,000,000 warrants at a price of $1.00 per warrant, generating total proceeds of $7,000,000.  Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $536,148,000 (or approximately $9.71 per unit sold in the initial public offering) was placed in trust.  Audited financial statements as of October 3, 2007, reflecting receipt of the proceeds received by the Company in connection with the consummation of the initial public offering and private sale of warrants will be issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Registration statements relating to these securities were filed and declared effective by the Securities and Exchange Commission on September 27, 2007.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hicks Acquisition Company I, Inc.

Hicks Acquisition Company I, Inc. is a newly organized blank check company formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets, which we refer to as our initial business combination.  Its efforts in identifying a prospective target business will not be limited to a particular industry, but it will not complete a business combination with any entity engaged in the energy industry as its principal business or whose principal business operations are conducted outside of the United States or Canada.

Contacts:	Roy Winnick or Mark Semer
Kekst and Company
212-521-4842 or 4802